CADIZ INC.


FOR IMMEDIATE RELEASE:         CONTACT:
----------------------         --------
January 30, 2003               Timothy J. Shaheen
                               President & Chief Executive Officer
                               Sun World International, Inc.
                               (310) 899-4700


   SUBSIDIARY SUN WORLD INTERNATIONAL FILES FOR CHAPTER 11
         TO SECURE NEW FINANCING FOR WORKING CAPITAL


     SANTA MONICA, CA - Cadiz Inc. (NASDAQ: CLCI) ("Cadiz") announced today that Sun World International, Inc. ("Sun World"), a wholly-owned subsidiary, filed a voluntary petition for Chapter 11 bankruptcy protection in order to access a seasonal financing package of up to $40 million to provide working capital through the 2003-04 growing seasons. Cadiz itself is not a party to the filing.

     Historically, Cadiz has supplemented the annual working capital requirements of Sun World. As previously disclosed, Cadiz determined it would not be in a position to supplement the revolving credit facility for this forthcoming season, thereby requiring Sun World to access a larger facility than in the past. Sun World was able to obtain this larger facility, however the new loan was conditioned on reaching an arrangement with the holders of Sun World Series B First Mortgage Notes ("Noteholders"). Sun World ultimately was unable to procure the financing with the consent of all parties. Therefore, the only way to complete this new financing on a timely basis was to seek Court approval, pursuant to Chapter 11, under a Debtor in Possession ("DIP") facility. Up to $40 million in DIP financing will be available subject to approval by the Bankruptcy Court. Sun World will continue to work with the Noteholders and other stakeholders on these capital structure issues.

     The filing was made in the United States Bankruptcy
Court, Central District of California, Riverside Division.

     "The filing was necessary to protect our employees, customers, growers, and to allow Sun World to meet seasonal working capital requirements," stated Tim Shaheen, CEO of Sun World. "Following a solid operating performance in 2002, we believe the business is well positioned for future growth, and this filing will allow us to work with our lenders to develop an acceptable long-term capital structure for the company."

     Cadiz will continue to work with its primary lender, ING, on its overall strategic plan, as well as revising its previously-announced agreement to extend the maturity on its Senior debt, which was conditioned on the annual renewal of the Sun World revolving credit facility. Cadiz will report further to shareholders on this shortly.

     Founded in 1983, Cadiz Inc. is a publicly held water resource management and agricultural firm. With its subsidiary, Sun World International, Inc., Cadiz is one of the largest vertically integrated agricultural companies in California. Cadiz owns significant landholdings with substantial water resources throughout California. Further information on Cadiz and Sun World can be obtained by visiting Cadiz' corporate web site at www.cadizinc.com.

     This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of Cadiz and Sun World, the status of the Cadiz Program, and the financing activities of the Company. Although Cadiz believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in Cadiz' forward-looking statements include price, yield, and seasonally fluctuations in its agricultural operations, the Company's ability to maximize value for Cadiz land and water resources, the Company's ability to obtain extensions on currently outstanding debt, the Company's ability to obtain new financing as needed to meet our ongoing working capital needs, Sun World's ability to obtain necessary approvals and conclude a reorganization through the bankruptcy process, and other factors and considerations detailed in Cadiz' Securities and Exchange Commission filings.

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